Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between tw telecom holdings inc., (the “Company”) and Tina Davis (the “Employee”), dated as of June 18, 2013 (the “Effective Date”);
WHEREAS, the Company and the Employee are party to an Employment Agreement (the “Prior Agreement”), dated as of September 1, 2007
WHEREAS, the Company desirous of continuing to employ the Employee and to change her position to Senior Vice President and General Counsel on the terms and conditions, and for the consideration, set forth in this Agreement, and the Employee is desirous of being employed by the Company on such terms and conditions and for such consideration;
NOW, THEREFORE, , the Prior Agreement is hereby amended and restated as if the date first written above as follows:
1.Term.
(a)     Employment Period. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the three year anniversary thereof (the “Employment Period”); provided that, on such three year anniversary of the Effective Date and each two-year anniversary of such date thereafter (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least sixty (60) days prior to the Renewal Date, the Company shall give notice to the Employee that the Employment Period shall not be so extended.
(b)     Change of Control Employment Agreement. The Employee and the Company acknowledge that they have also entered into an Amended and Restated Change of Control Employment Agreement (“COC Agreement”) of even date herewith. Upon the occurrence of the Effective Date as defined in the COC Agreement, this Agreement will terminate and will be superseded by the COC Agreement, except that such termination will not relieve the Company of its obligation to pay any amount earned and payable prior to the termination of this Agreement.

2.    Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Employee shall serve as Senior Vice President and, General Counsel or in such other position as the Company shall determine, and will perform such duties and responsibilities as may be assigned to the Employee from time to time by the Company, and shall perform his or her services at the headquarters of the Company in the Denver, Colorado area, and shall travel for business purposes to the extent necessary or appropriate in the performance of such services.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his or her attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Employee to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement and the Employee complies with applicable provisions of the Company’s Code of Conduct and Code of Ethics.
(b)    Compensation (i) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) of $265,000 payable at such intervals as the Company pays executive salaries generally. The Employee’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. The Annual Base Salary shall not be reduced and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time.
(ii)    Annual Bonus. In addition to the Annual Base Salary, the Employee shall be eligible to be awarded, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Plan, as in effect from time to time, based on a target percentage of the Annual Base Salary paid to the Employee during such fiscal year of 75% (the “Target Bonus”). The Employee acknowledges that his or her actual annual bonus will be at the sole discretion of the Compensation Committee and may vary and range from 0% to 200% of the target amount, depending on actual performance of the Company and the Employee. “Annual Bonus” for any given fiscal year shall mean the amount, if any, of annual bonus earned by the Employee with respect to the applicable fiscal year of the Company, including amounts deferred. Each such Annual Bonus shall be paid no later than 2½ months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

(iii)    Other Benefits. During the Employment Period: (A) the Employee shall be entitled to participate in incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as provided generally to similarly situated executives of the Company; and (B) the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to similarly situated executives of the Company. The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.
(iv)    Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the Company’s policies.
3.    Termination of Employment. (a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Employee has occurred during the Employment Period, it may provide the Employee with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with the Company on a full-time basis for one hundred and eighty (180) consecutive days or one hundred and eighty (180) days within any twelve month period as a result of incapacity due to mental or physical illness.
(b)    Cause. The Company may terminate the Employee’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    being convicted of, or pleading guilty or nolo contendere to, a charge of commission of a felony or a misdemeanor involving moral turpitude;
(ii)    engaging in any theft, misappropriation, embezzlement or similar financial fraud or reckless or willful destruction of the Company’s property, or willful or reckless violation of the Company’s insider trading policy;
(iii)    the willful and continued failure of the Employee to perform substantially the Employee’s duties (as contemplated by Section 2(a)) with the Company or its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Employee has not substantially performed the Employee’s duties;

(iv)    the willful or reckless engaging by the Employee in illegal conduct or gross misconduct that is materially injurious to the Company’s business, financial condition or reputation;
(v)    any willful or reckless breach of a statutory or common law duty of loyalty to the Company that is materially injurious to the Company’s business, financial condition or reputation;
(vi)    any willful and material violation of the Company’s Code of Conduct; or
(vii)    any material breach of the Employee’s obligations under this Agreement, including Section 7.
No act, or failure to act, shall be considered “willful” if it is done, or omitted to be done, based upon authority (A) given pursuant to a resolution duly adopted by the Board, (B) upon the instructions of the Chief Executive Officer of the Company or (C) based upon the advice of counsel for the Company. With respect to the conduct described in Sections 3(b)(ii) through 3(b)(vii) above, the Company shall provide the Employee with written notice setting forth the details of any claimed breach and in the case of the conduct described in Section 3(b)(iii) above, the Employee shall have a reasonable period of time (not less than thirty (30) days) to cure such claimed breach.

(c)    Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice) if the Date of Termination (as defined below) is other than the date of receipt of such notice. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.
(d)    Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (ii) if the Employee’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination, or such later date specified by the Company, (iii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be, and (iv) if the Employee’s employment is terminated by the Employee for any reason, the date on which the Employee notifies the Company of such termination, or such later date as is mutually agreed by the Company and the Employee. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences, and the Company and the Employee shall take all steps necessary (including with regard to any post-termination services by the Employee) to ensure that any termination described in this Section 3 constitutes, a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
4.    Obligations of the Company upon Termination. (a) Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause, death or Disability:
(i)    the Company shall pay to the Employee the following amounts within thirty (30) days after the Date of Termination, or with respect to the amounts set forth in Sections 4(a)(i)(B) and 4(a)(i)(C), if later, within eight (8) days after the Employee’s execution and delivery (without revocation) of a “Waiver and Release” in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered (and not revoked) not later than twenty-one (21) days after the Date of Termination (or such longer period of time permitted by the Company or required by applicable law, but in no event later than the latest business day that is not more than two months after the end of the calendar year in which the Date of Termination occurs) (the “Release Deadline”):
(A)    a lump sum in cash equal to the sum of (1) the Employee’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Employee’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) if such bonus has not been paid as of the Date of Termination, and (3) the Employee’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Employee prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and
(B)    subject to the Employee’s delivery (and non-revocation) of the Release not later than the Release Deadline, a lump sum in cash equal to 1.5 times the sum of (1) the Employee’s Annual Base Salary and (2) the Target Bonus; and
(C)    subject to the Employee’s delivery (and non-revocation) of the Release not later than the Release Deadline, a lump sum in cash equal to eighteen (18) months of premiums based on the premium rate charged by the Company as in effect on the Date of Termination for the health care continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act for the type of coverage for which the Employee is enrolled as of immediately prior to the Date of Termination less any employee contribution amount that the Employee would have otherwise paid if the Employee were actually employed by the Company or any of its affiliated companies during the eighteen (18) month period immediately following the Date of Termination (based on the employee contribution rates as in effect on the Date of Termination);
(ii)    the Company shall, at its sole expense as incurred, provide the Employee with outplacement services, the scope and provider of which shall be selected by the Employee in the Employee’s sole discretion, provided that the cost of such outplacement shall not exceed $25,000; and provided, further, that such outplacement benefits shall end not later than one year following the Date of Termination;
(iii)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or that the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
Notwithstanding the foregoing provisions of Section 4(a)(i), in the event that the Employee is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under Section 4(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, on the first business day after the date that is six months following the Employee’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).

(b)    Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits in accordance with the terms of the underlying plans or agreements, (iii) an amount equal the product of (x) the Target Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro-rata Bonus”), and (iv) an amount equal to the Employee’s Annual Base Salary that would have otherwise been payable during the period commencing on the Date of Termination and ending on the date thirty (30) days following the Date of Termination (the “Supplemental Salary Payment”). Accrued Obligations, the Pro-rata Bonus and the Supplemental Salary Payment shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Employee’s death with respect to similarly situated executives of the Company and its affiliated companies and their beneficiaries.

(c)    Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period, the Company shall provide the Employee with (i) the Accrued Obligations, (ii) a lump sum cash payment equal to (x) 75% of the amount equal to (A) the sum of the Employee’s Annual Base Salary and Target Bonus, multiplied by (B) 1.5, less (y) an amount equal to the lump sum present value of any disability benefits estimated to be payable to the Employee under any disability plan, policy or program covering the Employee as reasonably determined by the Company and the Company’s disability insurance carrier(s) (the “Disability Lump Sum”) and (iii) the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Disability Lump Sum shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination; provided, that in the event that the Employee is a Specified Employee and if any payment that the Employee becomes entitled to under this Agreement is considered deferred compensation within the meaning of Section 409A of the Code, the Disability Lump Sum shall instead be paid, with Interest, to the Employee on the 409A Payment Date.
(d)    Cause; By the Employee. If the Employee’s employment shall be terminated for Cause or the Employee’s employment shall be terminated by the Employee for any reason during the Employment Period, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits in accordance with the terms of the underlying plans or agreements, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination.
5.    Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Employee is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
6.    No Mitigation; Legal Fees. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Employee obtains other employment. In the event that the Employee prevails on substantially all material issues in any contest by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement) (each, a “Contest”), the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Employee may reasonably incur as a result of any Contest, plus, in each case, Interest, provided, that the Employee shall have submitted an invoice for such fees and expenses not later than thirty (30) days after the final resolution of such Contest, and the Company shall make such payment within ten (10) days following the Company’s receipt of an invoice from the Employee, but in no event later than 2½ months after the end of the calendar year in which such Contest is finally resolved.
7.    Restrictive Covenants. (a) Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, that shall have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
(b)    Non-competition. During the period commencing on the Effective Date and ending on the 18-month anniversary of the Date of Termination (the “Covenant Period”), the Employee shall not, directly or indirectly or through another, be or become an officer, director, partner or employee of or consultant to or act in any managerial capacity with or own any equity interest in any Competitive Business Entity (as defined below); provided, however, that ownership of less than one percent (1%) of the outstanding equity securities of any entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby. A “Competitive Business Entity” is any Incumbent Local Exchange Carrier (as defined in the Telecommunications Act of 1996), emerging telecommunications provider or cable television or communication company that competes with the Company in the provision of voice, data , Internet or other services to customers in any state of the United States in which, as of the Date of Termination, the Company or its controlled affiliates engages or has publicly announced definitive plans to engage, in the ownership, operation or management of such a business.
(c)    Non-solicitation of Employees. During the Covenant Period, the Employee shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c).

(d)    Prior Notice Required. The Employee hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Employee will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.
(e)     Documents; Conduct. The Employee hereby expressly covenants and agrees that:
(i)    following termination of the Employee’s employment with the Company for any reason or at any time upon the Company’s request, the Employee will promptly return to the Company all property of the Company in his or her possession or control (whether maintained at his or her office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs; and
(ii)    the Employee will not at any time publicly denigrate, ridicule or intentionally criticize the Company or any of its products, properties, employees, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media; provided, however, nothing in this Section 7(e)(ii) shall prevent the Employee from making any truthful statement to the extent (A) necessary with respect to any Contest involving this Agreement or (B) required by law, subpoena or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order such person to disclose or make accessible such information.

(f)    Employee Covenants Generally.
(i)    The Employee’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Employee Covenants.” If any of the Employee Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Employee Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Employee Covenants shall not be affected thereby; provided, however, that if any of the Employee Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Employee Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
(ii)    The Employee understands that the foregoing restrictions may limit his or her ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Employee nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Employee does not believe would prevent him or her from otherwise earning a living. The Employee has carefully considered the nature and extent of the restrictions place upon him or her by this Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Employee.
(g)    Enforcement. Because the Employee’s services are unique and because the Employee has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 7. Therefore, in the event of a breach or threatened breach of this Section 7, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunction relief in order to enforce, or prevent any violations of, the provision hereof (without posting a bond or other security) or require the Employee to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Employee.
(h)     Interpretation. For purposes of this Section 7, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.
8.    Successors. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
9.    Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	At the most recent address on file at the Company.

If to the Company:	tw telecom holdings inc. 10475 Park Meadows Drive
Littleton, Colorado 80124
Attention: General Counsel
Facsimile: (303) 566-1011
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Employee’s employment shall survive in accordance with its terms.
(g)    The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Employee dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Employee’s estate within thirty (30) days after the date of the Employee’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Employee shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits that constitute deferred compensation apply later than the Employee’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Employee pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Employee of the payments and benefits to, or otherwise adversely affecting the rights of, the Employee under this Agreement.
(h) This Agreement supersedes and replaces in whole the Prior Agreement between the Company and the Employee, and the Prior Agreement shall be of no further force and effect as of the date first written above.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
TINA DAVIS
/s/ Tina Davis
tw telecom holdings inc.

By:	/s/ Larissa Herda Name: Larissa Herda Title: Chairman, Chief Executive Officer and
President

EXHIBIT A

RELEASE

Pursuant to the terms of the Amended and Restated Employment Agreement made effective as of June __, 2013 between tw telecom holdings inc. (the “Company”) and any successor and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, _____________________, being of lawful age, do hereby release and forever discharge the Company and its respective officers, shareholders, subsidiaries, agents, and employees, from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorneys’ fees, expenses, or other compensation, which in any way relate to or arise out of my employment with the Company or the termination of such employment, which I may now or hereafter have, including without limitation, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act, as amended; The Americans With Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Fair Credit Reporting Act, as amended; The Occupational Safety and Health Act, as amended; The Colorado Anti-Discrimination Act – Colo. Rev. Stat. §24-34-301 et seq., as amended; The Colorado Equal Pay Law – Colo. Rev. Stat. §8-5-101 et seq., as amended; The Colorado Adoptive Parents Leave Act – Colo. Rev. Stat. §19-5-211, as amended; The Colorado Testimony Protection – Colo. Rev. Stat. §8-2.5-101, as amended; The Colorado Civil Rights Commissions’ Regulations – 3 CCR 708-1, as amended; The Colorado Wage Payment and Work Hour Laws; the Colorado Whistleblower Protection Law – Colo. Rev. Stat. §22-114-101 et seq., as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation, order or ordinance; any public policy, any Employer policy, plan, practice or arrangement, all common law rights and claims, such as a breach of contract (express or implied, oral or written), tort (negligent or intentional), wrongful discharge, promissory estoppel, and any claim for fraud, omission or misrepresentation, or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters, through and including the date of this release, provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement or to seek damages for the breach of the Agreement by the Company.

I AGREE THAT BY SIGNING THIS RELEASE I AM GIVING UP THE RIGHT TO SUE THE COMPANY FOR AGE DISCRIMINATION UNDER STATE AND FEDERAL LAWS, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (ADEA). I HAVE BEEN ADVISED THAT I HAVE TWENTY-ONE (21) CALENDAR DAYS (OR SUCH LONGER TIME AS MAY BE REQUIRED BY APPLICABLE LAW) TO CONSIDER THIS RELEASE. I HAVE ALSO BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO MY SIGNING OF THIS RELEASE. I MAY RETURN THE RELEASE PRIOR TO THE EXPIRATION OF THE 21-DAY PERIOD BUT I AGREE THAT I HAVE NOT BEEN REQUIRED TO DO SO AND THAT I HAVE BEEN INFORMED OF MY RIGHT TO TAKE THE ENTIRE 21 DAYS (OR SUCH LONGER TIME AS MAY BE REQUIRED BY APPLICABLE LAW) TO CONSIDER THE RELEASE. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD (OR SUCH LONGER TIME AS MAY BE REQUIRED BY APPLICABLE LAW).

I agree that after I have signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven-day revocation period beginning on the day that I deliver this Release to the Company. During this seven-day period, I may revoke this Release, without reason and in my sole judgment, but I may do so only by delivering a written statement of revocation to the Company. I understand that any revocation must be delivered personally or sent by registered or certified mail, postage prepaid, to Tina Davis, Sr. Vice President and Deputy General Counsel, Time Warner Telecom Inc., 10475 Park Meadows Drive, Littleton,

CO 80124, or any other individual designated in writing by Company as authorized to receive the revocation. If the Company does not receive my written statement of revocation by the end of the revocation period, this Release will become legally enforceable and I may not thereafter revoke this Release. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

WITNESS my hand this _______ day of ____________________.

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